UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2011 (September 16, 2011)

MYLAN INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-9114	25-1211621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 Corporate Drive Canonsburg, PA		15317
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (724) 514-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.	Entry Into a Material Definitive Agreement.

As previously disclosed in its Current Report on Form 8-K filed on September 15, 2008 (the “Original Form 8-K”), on September 9, 2008, Mylan Inc. (the “Company”) entered into a Confirmation of OTC Warrant Transactions with Merrill Lynch International (“MLI”), which was amended on September 15, 2008 (as so amended, the “Confirmation”).

The Confirmation, which covers an aggregate of 30,217,728 shares of the Company’s common stock, provides for delivery by the Company of shares of its common stock to MLI based on the amount, if any, by which the volume-weighted average price of the Company’s common stock at the time of exercise of the warrants exceeds the strike price of the warrants, subject to customary anti-dilution adjustments. The warrants will become exercisable during a period beginning after the maturity of the Company’s $575 million aggregate principal amount 3.75% Cash Convertible Notes due September 15, 2015, which were issued on September 15, 2008.

As previously disclosed in the Company’s Current Report on Form 8-K filed on September 15, 2011, on September 9, 2011, the Company and MLI entered into an amendment (the “Amendment”) to the Confirmation pursuant to which the strike price of 19,716,485 warrants under the Confirmation was increased to $30 per share of the Company’s common stock from $20 per share, in consideration for an aggregate payment of $70,912,333.

Between September 16, 2011 and the date of this report, the strike price of 8,344,844 additional warrants that had not previously been covered by the Amendment was increased to $30 per share of the Company’s common stock from $20 per share, in consideration for an additional aggregate payment of $31,976,882 from the Company to MLI.

Copies of the original Confirmation and the first amendment thereto were filed as Exhibits 10.5 and 10.6 to the Original Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN INC.

Date: September 22, 2011	By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President and Chief Financial Officer